Exhibit 99.1

Tallgrass Pony Express Pipeline Announces Binding Open Season for Crude Oil Pipeline Expansion

LEAWOOD, Kan.--(BUSINESS WIRE)--November 3, 2014--Tallgrass Pony Express Pipeline, LLC (“Pony Express”) announced today that it has commenced a binding open season for the previously announced expansion of its crude oil pipeline system. Pony Express is soliciting shipper commitments for crude oil transportation service from Guernsey, Wyoming and from points in northeastern Colorado and southeastern Wyoming to delivery points at Cushing, Oklahoma under a Local Tariff. The open season is scheduled to close on December 5, 2014.

Beginning in mid-2015, Pony Express expects to provide shippers who commit to the full expansion a pro rata share of interim capacity of approximately 100,000 barrels/day. The full expansion capacity is currently expected to be operational in the second half of 2016.

In addition to this Local Tariff open season, Pony Express expects to conduct one or more Joint Tariff open seasons with at least one upstream pipeline to facilitate the transportation of crude oil produced from the Powder River Basin and/or the Bakken production area into Guernsey, Wyoming.

For commercial inquiries about the Pony Express expansion project, please contact John Eagleton at (303) 763-3226 or john.eagleton@tallgrassenergylp.com or Bob Mishler at (303) 763-3319 or robert.mishler@tallgrassenergylp.com.

About Tallgrass Pony Express Pipeline, LLC

Pony Express owns an approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing. Upon completion of ongoing construction, Pony Express will also own an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the first half of 2015. Additional detail regarding the Pony Express crude oil pipeline system is available at http://pipeline.tallgrassenergylp.com.

Tallgrass Energy Partners, LP (NYSE: TEP) owns 33.3% of Pony Express and Tallgrass Development, LP owns 66.7% of Pony Express. TEP is the managing member of Pony Express.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include Pony Express's ability to complete a potential expansion of its crude oil pipeline system, the expected in-service date of any phase of the potential expansion and any synergies or benefits that would flow to Pony Express or its members if the potential expansion is completed. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP and Pony Express, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Pony Express and TEP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com